1400 Seaport Boulevard Redwood City California 94063 U.S.A. main +1 650 562 0200 fax +1 650 817 1499 www.openwave.com

Exhibit 10.3

February 6, 2004

Don Listwin

1400 Seaport Boulevard

Redwood City, CA 94063

Re: Amendment to Employment Agreement

Dear Don:

This letter amends the Amended and Restated Employment Agreement between you and Openwave Systems Inc. (the “Company”) dated as of February 10, 2003 (your “Employment Agreement”).

You have requested that your base salary be reduced from $400,000 (as defined in the Employment Agreement, your “Base Compensation”) to $1 per year until the Company has achieved and publicly announced a full fiscal quarter of GAAP profitable financial results. The Compensation Committee of the Board of Directors has agreed to accept your proposal.

Therefore, effective as of February 1, 2004, your base salary rate will be reduced to $1 per year until such time as the Company has publicly announced positive Net Profits (i.e., GAAP profitability) for a full fiscal quarter. At such time, the Compensation Committee shall re-evaluate in its discretion what your base salary should be on a going forward basis. The amounts of any potential payments that may become due to you, upon the occurrence of certain future events (e.g., a constructive termination upon a change of control), under your Employment Agreement that are expressed as a percentage of your Base Compensation will continue to be calculated according to your Base Compensation prior to this reduction. However, the amounts of any benefits that may become due to you under the Company’s benefit plans, that are expressed as a percentage of your Base Compensation, shall be calculated based on your actual base salary of $1.

Except as otherwise provided herein, the terms and conditions of your Employment Agreement shall remain in effect. Please note that by signing this letter, you acknowledge that this reduction in salary does not constitute an Involuntary Termination (as defined in the Employment Agreement), constructive discharge or other similar event that might otherwise result from a reduction in salary, and that you have no right to any severance or other benefits as a result of this reduction.

Please review these terms to make sure they are consistent with your understanding. If so, please return the original signed letter to the General Counsel within five days of your receipt of this letter.

Openwave Systems Inc.	Agreed and accepted:

/s/ Bernard Puckett	/s/ Don Listwin

Bernard Puckett Chairman of, and on behalf of, the Compensation Committee of the Board of Directors	Don Listwin